Exhibit 10.3

REAFFIRMATION OF GUARANTY

This REAFFIRMATION OF GUARANTY is executed as of November 8, 2011, and is made and given by Electromed Financial, LLC (the “Guarantor”) in favor of U.S. Bank National Association (the “Bank”).

The Guarantor has executed and delivered to the Bank a Guaranty dated as of December 9, 2009 (as amended, the “Guaranty”), in connection with the Credit Agreement dated as of December 9, 2009, by and between Electromed, Inc. (the “Borrower”) and the Bank (as amended, restated, or otherwise modified from time to time, the “Credit Agreement”) and the Notes dated as of December 9, 2009, made by the Borrower in favor of the Bank as amended, restated, or otherwise modified from time to time. Capitalized terms used but not defined herein shall have the meanings given in the Credit Agreement.

The Guarantor acknowledges that it has received a copy of the proposed Amended and Restated Credit Agreement, to be dated concurrently herewith (the “Amendment”). The Guarantor agrees and acknowledges that the Amendment shall in no way impair or limit the rights of the Bank under the Guaranty, and confirms that by, and subject to the terms and conditions of, the Guaranty, the Guarantor continues to guaranty payment and performance of the obligations of the Borrower to the Bank under the Credit Agreement and the Notes as amended pursuant to the Amendment. The Guarantor hereby confirms that the Guaranty remains in full force and effect, enforceable against the Guarantor in accordance with its terms.

ELECTROMED, INC.

By:	/s/ Robert D. Hansen
Name: Robert D. Hansen
Title: Chief Executive Officer